Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Newpark Resources, Inc. and subsidiaries and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting, dated February 28, 2013, appearing in the Annual Report on Form 10-K of Newpark Resources, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 6, 2013